UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 4, 2015, Essex Rental Corp. (the “Company”) received a letter from the The Nasdaq Stock Market LLC (“Nasdaq”) providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).

Nasdaq’s letter has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial grace period of 180 calendar days, or until February 1, 2016, to regain compliance.

If at any time before February 1, 2016, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide the Company with written confirmation of compliance. In the event the Company does not regain compliance within this grace period, it may be eligible to receive an additional 180 day grace period subject to certain conditions outlined in the letter and Nasdaq rules.

The Company intends to actively monitor the bid price of its common stock and to take such actions as may be necessary and appropriate to achieve compliance with continued listing requirements prior to the expiration of all available grace periods.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: August 7, 2015	By:	/s/ Kory M. Glen
Name: Kory M. Glen
Title: Chief Financial Officer